Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR SECOND QUARTER
     Jasper, Alabama (August 8, 2007) – Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle’s second quarter results of operations.
     For the three months ended June 30, 2007, net income was $405,000, compared with net income of $376,000 for the three months ended June 30, 2006. Net interest income after the provision for loan losses for the three months ended June 30, 2007, was $1,585,000, compared with $1,492,000 in the same period last year. The provision for loan losses was $25,000 and $112,500 for the three months ended June 30, 2007 and 2006, respectively.
     For the six months ended June 30, 2007, net income was $653,000, compared with $667,000 for the six months ended June 30, 2006. Net interest income after the provision for loan losses for the six months ended June 30, 2007, was $3,086,000, compared with $3,003,000 in the same period last year. The provision for loan losses was $100,000 and $247,500 for the six months ended June 30, 2007 and 2006, respectively.
     Basic and diluted earnings per share for the three months ended June 30, 2007 were each $0.28 per share, compared to $0.25 each for the same period last year. For the six months ended June 30, 3007 basic and diluted earnings were $0.45 and $0.44 per share, respectively, compared to $0.44 and $0.43, respectively, for the same period last year.
     Mr. Nolen attributed the decreases in net income and net interest income to a flat-to-inverted yield curve and a competitive deposit rate environment which continued to exert pressure on Pinnacle Bank’s net interest margin. Mr. Nolen noted the reduced provisions for loan losses was primarily due to a decrease in charge-offs. Net charge-offs for the six months ended June 30, 2007 were $71,000 compared with $210,000 in the same period last year.
     For the three months ended June 30, 2007, the Company’s interest income was $3,651,000, compared to $3,232,000 for the three months ended June 30, 2006, an increase of 13%. However, for the three months ended June 30, 2007, the Company’s interest expense was $2,041,000, compared to $1,628,000 for the three months ended June 30, 2007, an increase of 25%. As a result, the Company’s net interest margin was 2.92% and 2.90% for the three and six months ended June 30, 2007, respectively, compared to 3.13% and 3.17% for the three and six months ended June 30, 2006, respectively. Mr. Nolen reaffirmed his belief that if interest rates continue to increase, the net interest margin will continue to decline.
     At June 30, 2007, total stockholders’ equity and book value per share were $19,541,000 and $13.34 per share, respectively, compared to $19,406,000 and $13.00 per share, respectively,

at December 31, 2006. Total assets at June 30, 2007, were $243,634,000, compared to total assets at December 31, 2006, of $232,234,000.
     In response to recent market concerns regarding the mortgage lending industry, Mr. Nolen noted that the Company does not originate subprime loans.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Unaudited Financial Highlights

	Three Months Ended June 30,
	2007	2006
Net income	$405,000	$376,000
Basic earnings per share	$0.28	$0.25
Diluted earnings per share	$0.28	$0.25

Performance ratios (annualized):
Return on average assets	0.67%	0.68%
Return on average equity	8.23%	8.19%
Interest rate spread	2.88%	3.08%
Net interest margin	2.92%	3.13%
Operating costs to assets	2.41%	2.60%
Weighted average basic shares outstanding	1,464,538	1,497,178

Weighted average diluted shares outstanding	1,470,043	1,525,258
Dividends per share	$0.11	$0.11
Provision for loan losses	$25,000	$112,500

	Six Months Ended June 30,
	2007	2006
Net income	$653,000	$667,000
Basic earnings per share	$0.45	$0.44
Diluted earnings per share	$0.44	$0.43

Performance ratios (annualized):
Return on average assets	0.55%	0.60%
Return on average equity	6.67%	7.07%
Interest rate spread	2.87%	3.16%
Net interest margin	2.90%	3.17%
Operating costs to assets	2.51%	2.66%

Weighted average basic shares outstanding	1,464,538	1,519,056
Weighted average diluted shares outstanding	1,470,333	1,547,101
Dividends per share	$0.22	$0.22
Provision for loan losses	$100,000	$247,500

	June 30, 2007	December 31, 2006
Total assets	$243,634,000	$232,234,000
Loans receivable, net	$119,688,000	$113,490,000
Deposits	$217,573,000	$206,570,000
Total stockholders’ equity	$19,541,000	$19,406,000
Book value per share	$13.34	$13.00
Stockholders’ equity to assets ratio	8.02%	8.36%

Asset quality ratios:
Nonperforming loans as a percent of total loans	0.39%	0.37%
Nonperforming assets as a percent of total assets	0.24%	0.27%
Allowance for loan losses as a percent of total loans	1.28%	1.20%
Allowance for loan losses as a percent of nonperforming loans	328.14%	329.05%
###

4